Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
____________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________

KAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	98-0360062
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

93-95  Gloucester Place
London, W1U 6JQ, United Kingdom
(tel) +44 20 7487 8426

(Address of Principal Executive Offices) (Zip Code)
____________________________

2007 STOCK INCENTIVE PLAN
(Full title of the plan)
____________________________

Jorge Nigaglioni, Chief Financial Officer
93-95  Gloucester Place
London, W1U 6JQ, United Kingdom

(Name and address of agent for service)

+ 44 20 7487 8426

(Telephone number, including area code, of agent for service)

Copy to:
Shivbir S. Grewal, Esq.
Stradling Yocca Carlson & Rauth, a Professional Corporation
660 Newport Center Drive, Suite 1600, Newport Beach, California 92660
(949) 725-4000

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value	12,000,000 shares	$0.92	$11,040,000	$338.93

(1)	Includes an indeterminate number of additional shares of the registrant’s common stock which may be necessary to adjust the number of shares issued pursuant to the 2007 Stock Incentive Plan as the result of stock splits, stock dividends or similar adjustments to the registrant’s outstanding common stock.
(2)
Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c) under the Securities Act, using the average of the high and low prices reported on the Over-The-Counter Bulletin Board for our common stock on March 28, 2007, which was $ 0.92 per share.

The Exhibit Index appears after the signature Page of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed below have been filed by KAL Energy, Inc. (referred to herein as the “Company,” “we,” “us” or “our”) with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

(a) our Annual Report on Form 10-KSB for the fiscal year ended May 31, 2006, as filed with the Commission on August 29, 2006;

(b) our Quarterly Reports on Form 10-QSB for the quarterly periods ended August 31, 2006 and November 30, 2006, as filed with the Commission on October 11, 2006 and January 16, 2007, respectively;

(c) the description of our common stock contained in our Current Report on Form 8-K, as filed with the Commission on February 15, 2007, including any amendment or report filed for the purpose of updating such description; and

(d) all other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. For the purposes of this registration statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Unless specifically stated otherwise, none of the information that we disclose under Items 2.02 or 7.01 in our Current Reports on Form 8-K, nor any exhibits relating to such information, furnished to the Commission prior to, on or subsequent to the date of this registration statement will be deemed to be incorporated by reference into, or otherwise included in, this registration statement.

Item 4. Description of Securities.

On January 18, 2007, the board of directors approved an amendment to the Company’s Certificate of Incorporation increasing the number of authorized shares of common stock from 100,000,000 to 500,000,000. On January 19, 2007, shareholders of record holding a majority of the currently issued and outstanding common stock approved the amendment. The amendment became effective on or about March 5, 2007.

The Company is authorized to issue 500,000,000 shares of common stock. As of March 29, 2007, there were 97,602,772 shares of common stock issued and outstanding. 12,000,000 shares of the Company’s common stock are reserved for issuance pursuant to the 2007 Stock Incentive Plan.

Common Stock

The holders of common stock are entitled to one vote per share. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. However, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person made a party to an action (other than an action by or in the right of the corporation) by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action (other than an action by or in the right of the corporation), has no reasonable cause to believe his or her conduct was unlawful.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Number	Description

4.1	KAL Energy, Inc. 2007 Stock Incentive Plan (incorporated by reference to Form 8-K filed with the Commission on March 8, 2007).
5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation, counsel to KAL Energy, Inc.
23.1	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (see Exhibit 5.1).
23.2	Consent of Morgan & Company, Independent Registered Public Accounting Firm.
23.3	Consent of Kabani & Company, Inc., Independent Registered Public Accounting Firm.

Item 9. Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on the 30th day of March, 2007.

KAL ENERGY, INC.

By:	/s/ Cameron Reynolds
Cameron Reynolds, Chief Executive Officer

Signature	Title	Date

/s/ CAMERON REYNOLDS Cameron Reynolds	President and Chief Executive Officer (Principal Executive Officer)	March 30, 2007

/s/ JORGE NIGAGLIONI Jorge Nigaglioni	Chief Financial Officer (Principal Financial and Accounting Officer)	March 30, 2007

/s/ ANDREW CAMINSCHI Andrew Caminschi	Director	March 30, 2007

/s/ LAITH REYNOLDS Laith Reynolds	Director	March 30, 2007

S-1

EXHIBIT INDEX

Number	Description

4.1	KAL Energy, Inc. 2007 Stock Incentive Plan (incorporated by reference to Form 8-K filed with the Commission on March 8, 2007).
5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation, counsel to KAL Energy, Inc.
23.1	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (see Exhibit 5.1).
23.2	Consent of Morgan & Company, Independent Registered Public Accounting Firm.
23.3	Consent of Kabani & Company, Inc., Independent Registered Public Accounting Firm.